UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS GLOBAL COMMODITIES STOCK FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ARTHUR D. LIPSON
SCOTT FRANZBLAU
ROBERT FERGUSON
WILLIAM J. ROBERTS
GARY SCHLARBAUM
ROBERT A. WOOD
MATTHEW S. CROUSE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On September 5, 2008, Western Investment LLC (“Western Investment”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of five nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of DWS Global Commodities Stock Fund, Inc. (the “Fund”).

Item 1: On October 3, 2008, Western Investment mailed the following letter to stockholders of the Fund:

GCS PRICE PLUMMETS!
THIS MAY BE YOUR LAST CHANCE TO PROTECT YOUR INVESTMENT!
VOTE THE GOLD PROXY TODAY!

Dear Fellow Shareholder:

Western Investment and its affiliates (“Western”) are the largest shareholders of DWS Global Commodities Stock Fund, Inc. (the “Fund”).  We are seeking your support to elect our slate of highly qualified and experienced nominees to the Board of Directors of the Fund.  We urge you to vote your shares today – by following the instructions for telephonic or internet voting on the enclosed GOLD proxy card – to elect directors who will be a true voice for shareholders in the Fund’s boardroom.  Fund shareholders deserve directors who are focused on making the full value of the Fund’s shares readily available.  You deserve no less.

Since the Fund’s inception, the market has valued your assets as low as 82 cents on the dollar.  This Fund’s discount has often placed it in the bottom 1% of all publicly traded closed-end funds.  How can the Board tolerate this terrible result?  The Fund has conducted six mandated 5% tender offers, as required in the Fund’s offering documents because of the Fund’s abysmal discount to net asset value (“NAV”).  Each time a substantial majority of shareholders have unsuccessfully tried to sell their shares into the offer.  This Board is ignoring shareholders’ clear desire to sell their shares at net asset value without being penalized by the Fund’s significant discount to NAV.

Do not be confused by the Board’s self-serving and misleading attacks on Western and its nominees.  Consider the facts:

•
Western is the Fund’s largest investor – as of the record date we held over 2.7 million shares, approximately 14.5% of the Fund’s outstanding shares.  We have one goal – to correct the Fund’s fundamental flaws so that investors receive the full value for their investment in the Fund.  Our interests are aligned with yours – Western benefits only if all shareholders benefit.

•
The Fund has lost nearly half of its value over the past few months.  On May 20, 2008, the Fund’s net asset value was $23.46 per share.  On October 2, 2008, the stock traded as low as $11.61 per share.  Do not believe the Board’s misleading claims on performance – since the Fund’s inception, a shareholder’s true price performance has trailed the Fund’s self-selected blended benchmark index by over 4.4%, annualized.

•
Members of this Board collect on average over $200,000 each in aggregate annual fees for their service on at least 133 DWS boards.  A DWS subsidiary, Deutsche Investment Management Americas Inc., took in excess of $2 million in fees from you last year for its service as the Fund’s investment manager – fees that are based on assets under management.  Ask yourself, in light of the fees collected by members of the Board and Deutsche Investment Management, what incentive does this Board have to make decisions that would reduce assets under management?

•
As of October 1, 2008, the Fund’s NAV discount was over 18%.  This discount marks an all-time high.  Western has a long and proven history of successfully increasing value for shareholders.  You can elect directors who will work to reduce the NAV discount.

Western has suggested a number of viable alternatives for addressing the Fund’s NAV discount.  We believe working to reduce this steep and persistent NAV discount should be the number one priority on the Board’s agenda.  Selling shareholders should not be forced to accept 82 cents on the dollar for the assets their shares represent.  That is why we have nominated five highly qualified nominees who will work with the other members of the Board to seriously address the NAV discount.  We are asking you to vote the GOLD proxy at the October 13th Annual Meeting to see that the interests of all Fund shareholders are represented in the boardroom.  Give yourselves true representation in the Boardroom.  Vote your shares today on the GOLD proxy.

Thank you for your support.

Arthur D. Lipson
Western Investment LLC

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR GOLD WESTERN INVESTMENT PROXY, PLEASE CONTACT
THE FIRM ASSISTING US IN THIS SOLICITATION:

INNISFREE M&A INCORPORATED
TOLL-FREE AT:  (877) 687-1873

BANKS AND BROKERS PLEASE CALL COLLECT:
212-750-5833

YOU MAY ALSO CONTACT WESTERN INVESTMENT VIA EMAIL AT
info@fixmyfund.com